Exhibit 1

JOINT FILING AGREEMENT

          The undersigned hereby agree that the Schedule 13D with respect to the Common Stock of Enterprise Informatics, Inc., dated as of October 23, 2007, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Act.

Date: October 23, 2007	3V Capital Management LLC By: /s/ Scott A. Stagg Name: Scott A. Stagg Title: Managing Member By: /s/ Scott A. Stagg Scott A. Stagg